Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Monogram Biosciences, Inc. (formerly ViroLogic, Inc.) for the registration of 0% Convertible Senior Unsecured Notes in the principal amount of $30,000,000 and the shares issuable upon conversion thereof, and to the incorporation by reference therein of our report dated March 14, 2005 with respect to the financial statements and schedule of Monogram Biosciences, Inc. for the year ended December 31, 2004 included in its Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 8, 2007